Exhibit 10.3

Date:	June 14, 2010

To:	Kevin Walbridge

From:	Don Slager

Re:	Promotion to Executive Vice President of Operations

I am very pleased that you have accepted the Company’s offer to promote you to the position of Executive Vice President, Operations. The terms and conditions of your new position are contingent on the approval of the Compensation Committee of the Company’s Board of Directors and are outlined below:
Effective Date: Your position will begin on or about October 1, 2010, or as mutually agreed;
Reporting: The position reports directly to me, or other individuals as the Company may direct;
Salary: Your new base salary will be $475,000, less applicable withholdings;
Bonus: You will continue to be eligible to participate in the Company’s Management Incentive Plan (“MIP”) or any successor or similar plan maintained by the Company for the benefit of similarly situated employees. Under the current MIP, the target bonus for your position is 80% of your base compensation, but this bonus is subject to change at the discretion of the Company;
Equity Award: You will be eligible for an equity award in early 2011 valued at $186,500, subject to approval by the Compensation Committee of the Company’s Board of Directors;
Long-Term Incentive Plan: You will continue to be eligible to participate in our Long-Term Incentive Plan for the 2009-2011 and 2010-2012 cycles on the same basis as you are currently participating. A new award opportunity will be established in 2011 valued at $250,000, subject to approval by the Compensation Committee. This incentive will be tied to achieving our key financial goals over the following three-year period (2011—2013). A new LTIP award opportunity will be established each year so that this incentive will become part of your annual compensation. The 2011-2013 LTIP cycle and all subsequent LTIP cycles are provided at the discretion of the Company and subject to the approval of the Compensation Committee;

Deferred Compensation Plan: A 2011 annual contribution of $65,000 will be made into the Deferred Compensation Plan account as a special executive benefit. This contribution is made at the discretion of the Compensation Committee;
Synergy Incentive Plan: You will continue to be eligible for your one-time integration bonus in accordance with the terms and conditions of the Company’s Synergy Incentive Plan. Your target Synergy Bonus opportunity remains $1,000,000;
Vacation: Vacation time will be accrued and used in accordance with the applicable vacation policy;
Benefits: You will continue to be eligible to participate in all benefit plans that the Company makes available to similarly-situated employees, including the Company’s 401k, medical, dental, vision, life insurance, short- term disability, and long-term disability plans;
Relocation: You will be eligible to receive Republic’s Level 4 Relocation benefits to assist you with your relocation from Indianapolis to the Phoenix, Arizona area;
Employment Agreement: Your December 5, 2008 Employment Agreement (“Employment Agreement”) will continue in accordance with its terms except as modified in this offer. This memorandum shall serve as the new “Appendix B” to your Employment Agreement;
Noncompetition, Non-Solicitation and Confidentiality Agreement: This offer is contingent on you timely signing and returning to me a new Noncompetition, Non-Solicitation and Confidentiality Agreement. Your new Agreement is enclosed with this offer and will serve as “Appendix A” to your Employment Agreement.
Kevin, I am excited to have you join the team in Phoenix and look forward to working with you in your new role. To confirm the terms and conditions of your new position, please sign below where indicated. As always, please do not hesitate to contact me if you have any questions.
I understand all the terms offered to me and accept employment on these terms. I understand and agree that either the Company or I may terminate the employment relationship at any time for any reason. I agree that no other promises have been made to me and that this memorandum shall have no effect until it is approved by the Compensation Committee.

/s/ Kevin Walbridge	June 28, 2010

Kevin Walbridge	Date

2

APPENDIX A
NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT
     Republic Services, Inc. (the “Company”) and Kevin Walbridge (“Employee”), enter into this Non-Competition, Non-Solicitation and Confidentiality Agreement (“Agreement”), effective October 1, 2010 (the “Effective Date”). The Company and Employee will be referred to as the “Parties” in this Agreement. The Parties agree as follows:
     1. Certain Definitions and Understandings. The Parties expect that some or all of the obligations the Company will assume to Employee under this Agreement will be fulfilled through its parent, subsidiary, related, or successor companies (“Affiliates”). Accordingly, Employee acknowledges that the discharge of any obligation of the Company under this Agreement by one or more of its Affiliates discharges the Company’s obligation in that regard. Moreover, the obligations Employee will assume under this Agreement will be owed to the Company and its Affiliates (collectively referred to as the “Company” for the remainder of this Agreement).
     2. Consideration Employee Will Receive Under This Agreement. The Parties recognize that in order for Employee to perform his duties, Employee needs to manage, use or otherwise handle Confidential Information (as defined below in Section 3.1) belonging to the Company. Thus, the Company agrees to provide Employee with, and access to, Confidential Information necessary to perform his duties. Employee agrees that, in exchange for the Company providing him with Confidential Information, and the Company’s agreement to employ him on an at-will basis, Employee will make the promises set forth in the following sections of this Agreement.
     3. Employee’s Confidentiality Obligations.
          3.1 For purposes of this Agreement, “Confidential Information” is not limited to information that would qualify as a Trade Secret and includes, but is not limited to: customer lists and agreements; customer service information; names of customer contacts and the identities of their decision-makers; routes and/or territories; information provided to the Company by any actual or potential customer, government agency or other third party; the Company’s internal personnel and financial information; information about vendors that is not generally known to the public; purchasing and internal cost information; information about the profitability of particular operations; internal service and operational manuals and procedures; the manner and methods of conducting the Company’s business; marketing plans, development plans, price data, cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques, forecasts and forecast assumptions and volumes; future plans and potential acquisition, divestiture and other development strategies; non-public information about the Company’s landfill development plans, landfill capacity, special projects, and the status of any permitting process; the status of any governmental investigation, charge, or lawsuit and the position of the Company regarding the value of such matter; non-public information regarding the Company’s compliance with federal, state or local laws; information that gives the Company some competitive business advantage, or the opportunity of obtaining such an advantage, or the disclosure of which could be detrimental to the interests of the Company; and/or information that is not generally known outside the Company.
          3.2 As a consequence of Employee’s acquisition of Confidential Information, Employee agrees that it is reasonable and necessary that he make the following covenants:
               (a) At no time while Employee is employed or at any time after his employment ends will Employee disclose Confidential Information to any person or entity either inside or outside of the Company other than as necessary in carrying out his duties and responsibilities, nor will Employee use, copy, or transfer Confidential Information other than as necessary in carrying out his duties and responsibilities, without first obtaining the Company’s prior written consent. In the event a court concludes that the temporal restrictions in this Section 3.2(a) are unreasonable, Employee’s obligations under this Section 3.2(a) will end three (3) years after his employment ends. Nothing in this Agreement prohibits Employee from providing information to any administrative or governmental agency, or from testifying under the power of a subpoena issued from a court of competent jurisdiction.
               (b) During his employment, Employee agrees to promptly disclose to the Company all information, ideas, concepts, improvements, discoveries and inventions (“Inventions”), which he conceives, develops, creates, or acquires, either individually or jointly with others, and which relate to the business, products, or services of the Company, irrespective of whether such Inventions were conceived, developed, discovered, or acquired by Employee on the job, at home, or elsewhere. Employee further agrees that all right, title and interest (including copyrights) in and to any Inventions shall be the property of the Company.
               (c) When Employee’s employment with the Company ends, Employee will immediately deliver to the Company (or its designee) anything containing Confidential Information including, but not limited to, reports, studies, materials, records, documents, books, files, videotapes, tape recordings, computers, computer disks, flash/thumb drives, CDs, DVDs, PDAs, Blackberry devices, mobile telephones, and/or other devices used to store electronic data, including any copies thereof, whether made by Employee or which came into his possession prior to or during his employment concerning the business or affairs of the Company.
     4. Employee’s Non-Competition and Non-Solicitation Obligations.
          4.1 Definitions:
               (a) “Principal Competitor” means: (i) Waste Management, Inc., Waste Connections, Inc., or Veolia Environmental Services North America Corp. (including their predecessors, successors, parents, subsidiaries, or affiliate operations); or (ii) any public or private business (including their predecessors, successors, parents, subsidiaries, or affiliate operations) conducting Non-hazardous Solid Waste Management services in three (3) or more states in which the Company conducts business.
               (b) “Competitor” means any public or private business that provides Non-hazardous Solid Waste Management services in any state in which the Company conducts business.

               (c) “Rendering Services” means any of the following activities, whether done directly or through others, whether done in person or through telephonic, electronic, or some other means of communication, and whether done as a principal, director, officer, agent, employee, contractor, or consultant: (i) performing any kind of services or duties related to Non-hazardous Solid Waste Management; (ii) selling, marketing, managing, or brokering Non-hazardous Solid Waste Management services; (iii) developing, managing, or otherwise handling data or information concerning potential or actual acquisitions of businesses that engage in Non-hazardous Solid Waste Management; (iv) participating in any decision, or developing, or implementing any strategy, to acquire such businesses; (v) formulating, reviewing, or implementing long or short-term marketing, sales, or operational strategies related to Non-Hazardous Solid Waste Management; (vi) conducting or reviewing cost benefit analysis on proposed projects related to Non-Hazardous Solid Waste Management; (vii) conducting, participating in, or otherwise assisting any review of the prices or rates charged by the Company, whether in connection with an initial contract bid, a contract extension, or a request for a price/rate increase; (viii) soliciting, requesting, reviewing, analyzing, or otherwise handling Confidential Information about the costs (including SG&A or operational), revenues, or profit margins of the Company; (ix) determining, advising, or recommending whether to award a contract to the Company, or whether, and to what extent, the Company is entitled to an increase in its rates or prices; and/or (x) performing any functions that are the same as, or substantially similar to, the duties Employee performed for the Company at any time during the last twenty-four (24) months of his employment.
               (d) “Contact” means any direct or indirect interaction between Employee and any customer, potential customer, or acquisition prospect, which takes place in an effort to further a business relationship, whether done directly or through others, whether in person or through telephonic, electronic, or some other means of communication, and whether done as a principal, director, officer, agent, employee, contractor, or consultant.
               (e) “Non-hazardous Solid Waste Management” means the collection, hauling, disposal, or recycling, of non-hazardous refuse or other services provided by the Company.
               (f) “Facility” means the physical location at which the Company owns, leases, or operates: (i) an office; (ii) a collection operation; or (iii) a post-collection operation (including, but not limited to, landfills, transfer stations, material recovery facilities, recycling facilities and compost facilities).
               (g) “Solicit” means soliciting directly or through others, whether done in person or through telephonic, electronic, or some other means of communication, and whether done as a principal, director, officer, agent, employee, contractor, or consultant.
          4.2 Prohibition Against Competition.
               (a) During his employment, and for a period of twenty-four (24) months after his employment ends, Employee will not compete with the Company to the extent, and subject to the express limitations, provided in this Section 4.2. In the event a court concludes that twenty-four (24) months is an unreasonable period of time, Employee’s obligations under this Section 4.2 will end eighteen (18) months after his employment ends.

               (b) During his employment, Employee will have detailed knowledge of, and active participation in, many issues affecting the Company’s operations across the nation. Much of the Confidential Information Employee will receive will not be limited to a particular geographic area. Nonetheless, the Parties recognize that an appropriate non-competition obligation should balance Employee’s interest in future employment with the Company’s interest in protecting its Confidential Information and other protectable interests. Accordingly, Employee agrees that he will not Render Services to any Principal Competitor, or to any Competitor, that are: (i) rendered in a state in which the Company does business; or (ii) directed at achieving, or intended to achieve, a result in any such state. In the event a court concludes that this particular restriction is not reasonably limited, Employee will not Render Services to any Principal Competitor, or to any Competitor, that are: (i) rendered within forty (40) miles of any Facility; or (ii) directed at achieving, or intended to achieve, a result within forty (40) miles of any Facility.
          4.3 Prohibition Against Solicitation.
               (a) During his employment, and for a period of twenty-four (24) months after his employment ends, Employee will limit his activities relating to customers, potential customers, acquisition prospects, employees, consultants and independent contractors of the Company to the extent, and subject to the express limitations, provided in this Section 4.3. In the event a court concludes that twenty-four (24) months is an unreasonable period of time, Employee’s obligations under this Section 4.3 will end eighteen (18) months after his employment ends.
               (b) Employee will not Contact any customers, potential customers, or acquisition prospects of the Company that Employee generated, serviced, managed, contacted, or maintained at any time during the last twenty-four (24) months of his employment on behalf of any Principal Competitor, or any Competitor, that provides Non-hazardous Solid Waste Management services within forty (40) miles of any Facility.
               (c) Employee will not, either directly or indirectly, raid, Solicit, attempt to Solicit, or induce, any employee of, consultant to, or independent contractor of, the Company to terminate his or her relationship with the Company in order to become an employee of, consultant to, independent contractor of, or act in any other way on behalf of, any other person or entity.
          4.4 Judicial Modification. If the applicable temporal or geographic limitations agreed to by the Parties in this Section 4 are found by a court to be overbroad, the Parties expressly authorize the judge before whom any dispute is brought to impose the broadest temporal and geographic limitations permissible under the law.
     5. Employee’s Obligation to Avoid Conflicts of Interest. Employee agrees to abide by the Company’s Conflicts of Interests policy, which includes not becoming involved, directly or indirectly, in a situation that a reasonable person would recognize to be an actual conflict of interest with the Company. If Employee discovers, or is informed by the Company that he has become involved in a situation that is an actual or likely conflict of interest with the Company, Employee will take immediate actions to eliminate the conflict. The Company’s determination as to whether or not a conflict of interest exists will be conclusive.

     6. Miscellaneous.
          6.1 Waiver of Breach. The waiver by any Party of a breach of any provision of this Agreement will neither operate nor be construed as a waiver of any subsequent breach.
          6.2 Assignment. The Company may assign this Agreement upon written notice to Employee. However, Employee agrees that his rights and obligations under this Agreement are personal to him and may not be assigned without the express written consent of the Company.
          6.3 Entire Agreement, No Oral Amendments. This Agreement replaces and merges all previous agreements and discussions relating to any non-competition, non-solicitation and/or confidentiality obligations owed by Employee to the Company and it constitutes the entire agreement between Employee and the Company with respect to the rights and obligations of either Party in that regard. This Agreement may not be modified except by a written agreement signed by an executive officer of the Company.
          6.4 Enforceability. If a court or arbitrator authorized by this Agreement to resolve disputes between the Parties determines that any provision of this Agreement is invalid or unenforceable, the invalid or unenforceable provision will be struck from the Agreement without affecting any other provision of this Agreement. All remaining provisions of this Agreement that were not struck will be enforced according to their terms.
          6.5 Governing Law, Jurisdiction, and Venue. This Agreement and the rights and obligations of the Parties hereunder shall be governed and interpreted in accordance with the laws of the State of Arizona. Additionally, the Parties agree that the courts situated in Maricopa County, Arizona will have personal jurisdiction over them to hear all disputes arising under, or related to, this Agreement and that venue will be proper only in Maricopa County, Arizona.
          6.6 Injunctive Relief. The Company and Employee agree that a breach of any term of this Agreement by Employee would cause irreparable harm to the Company and that, in the event of such breach, the Company will have, in addition to any and all remedies of law, the right to an injunction, specific performance and other equitable relief to prevent or redress the violation of Employee’s obligations under this Agreement. Additionally, to provide the Company with the protections it has bargained for in this Agreement, any period of time in which Employee has been in breach will extend, by that amount of time, the time for which Employee should be precluded from further breaching the promises made in the Agreement.
          6.7 Attorneys’ Fees. The Company and Employee agree that, if Employee is found to have breached any term of this Agreement, the Company will be entitled to recover the attorneys’ fees and costs it incurred in enforcing this Agreement.

     The Parties, intending to be bound, execute this Agreement as of the Effective Date.

EMPLOYEE		COMPANY

/s/ Kevin Walbridge	By	/s/ Michael P. Rissman

Kevin Walbridge

	Its	Executive Vice President and General Counsel